Exhibit 99.2

eHealth, Inc. Announces Stock Repurchase Program

MOUNTAIN VIEW, CA, July 27, 2010 — eHealth, Inc. (NASDAQ: EHTH), the nation’s leading online source of health insurance for individuals, families and small businesses, today announced that its Board of Directors has approved a stock repurchase program authorizing the Company to purchase up to $30 million of its common stock.

Stuart Huizinga , chief financial officer of eHealth commented, “We believe this share repurchase program is a good use of our cash, reflects a strong belief in the value and future for eHealth, and will still allow us to maintain significant cash reserves.”

Purchases under the repurchase program may be made in open market or unsolicited negotiated transactions and are expected to comply with Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The timing of purchases and the exact number of shares to be purchased will depend upon market conditions. The repurchase program does not require the Company to acquire a specific number of shares, and the repurchase program may be suspended from time to time or discontinued at any time. The cost of the shares that are repurchased will be funded from available working capital. Any shares repurchased under the program will be returned to the status of authorized but unissued shares of common stock.

About eHealth, Inc.

eHealth, Inc. (NASDAQ: EHTH), the parent company of eHealthInsurance and PlanPrescriber, is the nation’s leading online source of health insurance for individuals, families, seniors and small businesses. Through the company’s websites (http://www.eHealthInsurance.com, http://www.PlanPrescriber.com and http://eHealthMedicare.com), consumers can get quotes from leading health insurance carriers, compare plans side by side, and apply for and purchase individual and family, Medicare, small group, short-term and ancillary health insurance products. eHealthInsurance is authorized by more than 180 of the nation’s leading health insurance companies and offers thousands of health plans. eHealth is licensed to sell health insurance in all 50 states and the District of Columbia, making it the ideal model of a successful, high-functioning health insurance exchange. Through its eCommerce On-Demand solution (eOD), http://ehealth.com/eOD, eHealth is also a leading provider of on-demand e-commerce software services for health plan providers. eHealthInsurance and eHealth are registered trademarks of eHealthInsurance Services, Inc. PlanPrescriber is a registered trademark of PlanPrescriber, Inc.

Forward-Looking Statements

This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the Company’s intention to repurchase shares of its common stock in the future and the impact on its cash reserves. These forward-looking statements speak only as of the date hereof and are based on information available to us at this time. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future results and are inherently subject to various risks, uncertainties, and assumptions that are difficult to predict as stock market conditions change and eHealth may determine that its cash is better used for other alternatives. Other risks are described in eHealth’s most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the investor relations page of eHealth’s website at www.ehealthinsurance.com and on the Securities and Exchange Commission’s website at www.sec.gov. eHealth does not undertake any obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

For more information, please contact:

Market Street Partners

Phone: (415) 445-3236

Email: linda@marketstreetpartners.com

SOURCE: eHealth, Inc.